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                                                                    EXHIBIT 23.1
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                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Avant! Corporation

We consent to incorporation by reference in the registration statement on Form S-8 dated May 16, 1997, of Avant! Corporation of our report dated January 22, 1997, except as to the second paragraph of note 11 which is as of March 18, 1997, relating to the consolidated balance sheets of Avant! Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related financial statement schedule, which report appears in the December 31, 1996 Annual Report on Form 10-K of Avant! Corporation.


/s/KPMG Peat Marwick, LLP
San Jose, California
May 16, 1997